Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE: August 27, 2015

Media Relations

CONTACT: Christina Sutter

PHONE: 724-539-5708

Investor Relations

CONTACT: Quynh McGuire

PHONE: 724-539-6559

Kennametal Board Names Jan Kees van Gaalen Chief Financial Officer

LATROBE, Pa., August 27, 2015 - Kennametal Inc. (NYSE: KMT) announced today that its Board of Directors has elected Jan Kees van Gaalen to the position of vice president and chief financial officer effective September 1, 2015.

In this role, he will lead the company’s finance function including treasury, accounting, tax and investor relations. Jan Kees van Gaalen replaces Martha Fusco who has served as interim chief financial officer since February 2015. Ms. Fusco will continue in her role as vice president and corporate controller.

“We are confident that Jan Kees van Gaalen’s diverse, global background and record of performance leading industrial business transformation is a perfect fit for Kennametal as we strengthen the company to win in the marketplace,” said President and CEO Don Nolan. “We expect his leadership to make a significant impact as we continue to shape portfolio, align cost structure and drive improved performance.”

Jan Kees van Gaalen has more than 30 years of global experience in business analytics, treasury, audit, business development and commercial management. Prior to joining Kennametal, he was executive vice president and chief financial officer at Dresser-Rand Group Inc. Previously, he held several financial leadership positions including vice president and treasurer for Baker Hughes, Inc. and vice president finance and chief financial officer for PT Vale Inco TBK (formerly PT Inco TBK), in Jakarta, Indonesia.

“I am honored to join the Kennametal team and be part of a company with a strong foundation that continues to invent the future of its industry,” said Jan Kees van Gaalen. “It is an exciting time to be part of the company’s transformation and I look forward to positively contributing to change.”

At the forefront of advanced materials innovation for more than 75 years, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day nearly 13,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated more than $2.6 billion in revenues in fiscal 2015. Learn more at www.kennametal.com

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